Exhibit 99.1

For Immediate Release

Contact:

Joe Shiffler

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Power Integrations Announces Appointment of Jim Fiebiger to

Its Board of Directors

SAN JOSE, Calif. – March 23, 2006 – Power Integrations (Nasdaq: POWI), the leader in high-voltage analog integrated circuits for power conversion, today announced the appointment of Jim Fiebiger to the company’s board of directors.

Dr. Fiebiger was president and COO of VLSI Technology, an ASIC semiconductor company, from 1988 to 1993. Prior to joining VLSI, Dr. Fiebiger was president and CEO of United Technologies’ Mostek semiconductor division and, later, Thomson/Mostek. Previously, he spent eight years with Motorola in a variety of positions including senior corporate vice president and assistant general manager of the company’s worldwide semiconductor sector.

Since 1994 Dr. Fiebiger has served in a variety of executive and consulting roles within the semiconductor industry. Among other positions, he has served as president and CEO of Lovoltech and Gatefield Corporation, both fabless semiconductor companies, and as chairman and managing director of Thunderbird Technologies, a semiconductor technology licensing company.

“We are delighted to have Jim Fiebiger join the board of directors,” said Balu Balakrishnan, president and CEO of Power Integrations. “Jim’s broad technical and operational experience in the semiconductor industry will be a tremendous asset to the company as we continue to execute our growth strategy.”

Dr. Fiebiger is currently a member of the boards of QLogic Corporation, Mentor Graphics Corporation, and Actel Corporation. He holds BS, MS and Ph.D. degrees from the University of California – Berkeley.

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Power Integrations Announces Appointment of Jim Fiebiger to Its Board                                                                             Page 2

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $1.4 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s website at www.powerint.com. For information on global energy-efficiency standards and EcoSmart solutions, visit the Power Integrations Green Room at www.powerint.com/greenroom.

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